Exhibit 8(b)(i)

                          FUND PARTICIPATION AGREEMENT

                             SEPARATE ACCOUNT NO. 2

      THIS FUND PARTICIPATION AGREEMENT ("Agreement") is made and entered into this 30th day of December, 1988, by and among Mutual of America Life Insurance Company, a mutual life insurance company licensed under New York insurance law ("Mutual"), Investors Research Corporation, a Delaware corporation ("IRC") and TCI Variable Portfolios, Inc., a Maryland corporation (the "Fund").

                                  WITNESSETH:

      WHEREAS, Mutual has established Separate Account No. 2 (the "Account"), a registered unit investment trust which offers to the public tax sheltered annuity contracts (the "Contracts");

      WHEREAS, the Contracts provide that the net amounts received by Mutual from Contract owners shall be invested in specified investment companies which are selected by Contract owners to act as underlying investment media; and

      WHEREAS, Mutual, IRC and the Fund desire that shares of the Fund be made available to serve as underlying investment media for the Contracts to be offered by Mutual.

      NOW, THEREFORE, in consideration of these premises and the mutual covenants, conditions, representations and agreements contained herein, the parties hereto agree as follows:

      SECTION 1. Establishment of Account; Availability of Funds.

      Mutual hereby represents that it has established the Account, a separate account under New York law, and has registered such Account as a unit investment trust under the Investment Company Act of 1940 (the "Act") to serve as an investment vehicle for the Contracts. Mutual represents that net amounts received by it under the Contracts are invested by the Account in selected investment companies designated by Contract owners.

      Subject to the terms and conditions contained herein, Mutual, IRC and the Fund agree to make shares of the Fund available as underlying investment media for owners of the Contracts. The parties agree that selection of a particular investment company, including the Fund, as underlying investment media of a Contract will be made by the Contract owner, who may change such selection from time to time in accordance with the terms of the Contract owner's applicable Contract.


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      SECTION 2. Marketing and Promotion.

      Mutual will use its best efforts to market and promote its Contracts. Mutual will give the same emphasis and promotion to shares of the Fund as is given to any other underlying investment media available to Contract owners.

      In marketing its Contracts, Mutual will comply with all applicable State and Federal laws. Mutual. and its agents shall make no representations or warranties concerning the Fund or Fund shares except those contained in the then current prospectus of the Fund and in the Fund's current printed sales literature. Advertising and sales literature describing or concerning the Fund which is prepared by Mutual or its agents for use in marketing its Contracts will be submitted to the Fund for approval before such material is released to the public, agents or brokers or is submitted to the Securities and Exchange Commission ("SEC"), National Association of Securities Dealers, Inc. ("NASD") or other regulatory body for review. Mutual shall be responsible for compliance with any State or Federal filing or review requirements concerning advertising and sales literature.

      SECTION 3. Pricing Information; Orders.

      IRC or any other agency specified by it will provide to Mutual closing net asset value, dividend, and capital gain information as soon as practicable after the close of trading on each business day. Mutual will use this Fund data to calculate unit values, which will in turn be used to process that same business day's Contract owner accounts. Contract owner account processing will be done the same evening, and any orders will be placed the morning of the following business day. Orders will be sent directly to the Fund and payment for purchases will be wired to a custodial account designated by the Fund, so as to coincide with the order for Fund shares.

      The Fund hereby appoints Mutual as its agent for the limited purpose of accepting orders for Fund shares for the Contracts. The Fund will execute orders at the net asset value as determined as of the close of trading on the day of receipt of such orders by Mutual, acting as agent. However, any orders received by Mutual, acting as agent, after the close of the New York Stock Exchange will be executed at the net asset value determined at the end of the following business day. Dividends and capital gains distributions shall be reinvested in additional shares at the ex-date net asset value.

      SECTION 4. Administration of Accounts.

      The performance of all administrative services relating to the Contract owner accounts shall be the sole responsibility of Mutual and the Account and shall not be the responsibility of IRC or the Fund. The Fund and Mutual acknowledge that the Account will be the sole shareholder of Fund shares issued pursuant to the Contracts.

      IRC recognizes that it will derive a savings of administrative expense, such as reductions in processing, postage and shareholder


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communication expense, by virtue of having a single account in the name of the
Account rather than multiple accounts in the names of the Contract owners. In consideration of the administrative savings resulting from such arrangement, IRC agrees to make a monthly payment to Mutual for servicing the Contract owner accounts which have allocated purchase payments to the Fund. The amount of such payments, and the manner in which such payments shall be made to Mutual, are set forth on Exhibit A, a copy of which is attached hereto and incorporated herein by reference. The parties understand that IRC customarily pays, out of its total investment management fee from the Fund, another affiliated corporation for the type of administrative services to be provided by Mutual. The parties agree that IRC's payments to Mutual, like IRC's payments to its affiliated corporation, are for administrative services only and do not constitute payment in any manner for investment advisory services or Mutual's sales or marketing expenses in promoting the Contracts.

      Mutual will distribute all proxy materials furnished by the Fund and will vote Fund shares in accordance with instructions received from the Contract owners of such Fund shares. Mutual shall vote the Fund shares for which no instructions have been received in the same proportion as Fund shares for which instructions have been received from Contract owners. Mutual and its agents will in no way recommend action in connection with or oppose or interfere with the solicitation of proxies for the Fund shares held for such Contract owners.

      SECTION 5. Expenses.

      All expenses incident to the performance by IRC or the Fund of their obligations under this Agreement shall be paid by IRC or the Fund, respectively. IRC shall pay the cost of registration of Fund shares with the SEC. The Fund shall distribute to Mutual its proxy materials, periodic Fund reports to shareholders and other material the Fund may require to be sent to Contract owners. IRC shall pay the cost of qualifying Fund shares in states where such qualification is required. The Fund shall provide Mutual with a reasonable quantity of the Fund's prospectus and sales literature to be used in connection with the transactions contemplated by this Agreement. If, however, Mutual elects to print the Fund's prospectus with the Account's prospectus as a single document, the Fund agrees to pay that portion of Mutual's printing costs which directly relates to the printing of the Fund's prospectus.

      SECTION 6. Effective Date; Termination.

      This Agreement shall be effective on the date set forth in the first paragraph hereof, and shall terminate as provided below in this Section 6.

      With respect to the sale and issuance of new Contracts only (or, at the option of Mutual, with respect to both new and existing contracts), this Agreement shall terminate:


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      a.    at the option of Mutual, the Fund or IRC upon six months' advance written notice to the others;

      b. at the option of Mutual, if Fund shares are not available for any reason to meet the requirements of Contracts as determined by Mutual. Reasonable advance notice of election to terminate shall be furnished by Mutual;

      c. at the option of Mutual, the Fund or IRC, upon institution of formal proceedings against the broker-dealer or broker-dealers marketing the Contracts, the Account, Mutual, IRC or the Fund by the NASD, the SEC or any other regulatory body;

      d. upon assignment of this Agreement unless such assignment is made with the written consent of each of the other parties; or

      e. in the event Fund shares are not registered, issued or sold in conformance with Federal law or such law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by Mutual.

      Termination as the result of any cause listed in paragraphs (a) through
(e) above shall not affect the Fund's obligation to furnish Fund shares for Contracts then in force for which the shares of the Fund are then serving as underlying investment medium, unless such action is proscribed by law, the SEC or other regulatory body, or unless Mutual, at its option, specifies that Fund shares shall no longer be made available for existing Contracts.

      SECTION 7. Indemnification.

      a. Mutual agrees to indemnify and hold harmless IRC, the Fund and each of their respective directors, officers, employee, agents and each person, if any, who controls IRC or the Fund within the meaning of the Act against any losses, claims, damages or liabilities to which IRC or the Fund or any such director, officer, employee, agent or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Account or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and Mutual will reimburse any legal or other expenses reasonably incurred by IRC or the Fund or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Mutual will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus or sales literature in conformity with written information furnished to Mutual by IRC or the Fund specifically for use therein. This indemnity will be in addition to any liability which Mutual may otherwise have.


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      b. IRC agrees to indemnify and hold harmless Mutual and each of its directors, officers, employees, agents and each person, if any, who controls Mutual within the meaning of the Act against any losses, claims, damages or liabilities to which Mutual or any such director, officer, employee, agent or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or prospectus or sales literature of the Fund or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and IRC will reimburse any legal or other expenses reasonably incurred by Mutual or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that IRC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement or prospectus or sales literature in conformity with written information furnished to IRC and the Fund by Mutual specifically for use therein. This indemnity will be in addition to any liability which IRC may otherwise have.

      c. Promptly after receipt by an indemnified party under this paragraph of notice of the commencement of an action or claim, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section. In case any such action is brought against any indemnified party, and upon notice to the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

      SECTION 8. Notice.

      Any notice required by this Agreement shall be given orally, by telegram or by wire and shall immediately be confirmed by letter to:

                Mutual of America Life Insurance Company
                666 Fifth Avenue
                New York, New York 10022
                Attn: Patrick A Burns Esq.
                (212) 399-1600

                Investors Research Corporation
                4500 Main Street
                Kansas City, Missouri 64111
                Attn: William M. Lyons, Esq.
                (816) 531-5575


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                TCI Variable Portfolios, Inc.
                4500 Main Street
                Kansas City, Missouri 64111
                Attn: William M. Lyons, Esq.
                (816) 531-5575

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives on the day and date first above written.


                              MUTUAL OF AMERICA LIFE INSURANCE COMPANY


December 30, 1988             BY /s/ Dwight K. Bartlett, III
--------------------             ---------------------------------------
Date                             Name: Dwight K. Bartlett, III
                                 Title: President


                              INVESTORS RESEARCH CORPORATION


December 29, 1988             BY /s/ Irving Kuraner
--------------------             ---------------------------------------
Date                             Name: Irving Kuraner
                                 Title: Executive Vice President


                              TCI VARIABLE PORTFOLIOS, INC.


December 29, 1988             BY /s/ William M. Lyons
--------------------             ---------------------------------------
Date                             Name: William M. Lyons
                                 Title: Vice President



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                                    EXHIBIT A

      Pursuant to Section 4 of the accompanying Fund Participation Agreement, IRC shall reimburse the expenses of Mutual in administering Contract owner accounts as follows:

      1. Commencing with the month in which the aggregate market value of investments by the Account (on behalf of the Contract owners) in the Fund exceeds $10 million, IRC shall pay to Mutual $.50 per month per Contract owner who has allocated purchase payments under his Contract to the Fund. No payment obligation shall arise until the Account's aggregate investment in the Fund reaches $10 million, and such payment obligation, once commenced, shall be suspended with respect to any month during which Mutual's average aggregate investment drops below $10 million. The average aggregate amount invested by the Account in the Fund over a one month period shall be computed by totalling the Account's aggregate investment on each business day during the month and dividing by the total number of business days during such month.

      2. The number of Contract owners for which IRC is billed will be based on the average number of Contract owners allocating purchase payments to the Fund during a month. This average will be determined by adding the number of Contract owners allocating purchase payments to the Fund at the beginning of the month and the number of Contract owners allocating purchase payments to the Fund at month-end, and dividing the total by two.

      3. Notwithstanding paragraphs 1 and 2 of this Exhibit A, the maximum payment which IRC shall be obligated to make to Mutual with respect to any month shall be 1.667 basis points (0.01667%) of the average aggregate amount invested by the Account in the Fund over such month. The average aggregate amount invested by the Account in the Fund over a one month period shall be computed by totalling the Account's aggregate investment on each business day during the month and dividing by the total number of business days during such month.

      4. Mutual will bill IRC quarterly for any reimbursement which becomes payable for each of the three months in that quarter. The bill will be payable on receipt. The bill will be mailed after the close of each calendar quarter, and will show by month the amount payable by IRC. Each bill will be accompanied by supporting data which shows Mutual's average aggregate investment in the Fund for each month and the average number of Contract owners allocating purchase payments to the Fund during each month.


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